CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2000, relating to the financial statements and financial highlights which appears in the November 30, 2000 Annual Report to Shareholders of Back Bay Funds, Inc. Total Return Bond Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements", and "Counsel and Independent Accountants" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
March 28, 2001